Exhibit 10.1
CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE
This Settlement Agreement and Mutual Release (“Agreement”), effective as of the date of the last signature appearing below (“Effective Date”), is by and between LecTec Corporation, a Minnesota corporation, having a principal place of business at 1407 South Kings Highway, Texarkana, Texas 75501 (‘‘LecTec’’), and Chattem, Inc., a Tennessee corporation with its principal place of business at 1715 W. 38th Street, Chattanooga, Tennessee 37409 (“Chattem”). LecTec and Chattem are sometimes referred to herein individually as a “Party” and collectively as “Parties.”
RECITALS
WHEREAS LecTec filed suit against Chattem and four other defendants in the United States District Court for the Eastern District of Texas, Civil Action Number 5:08-CV- 00130-DF (“the Litigation”) claiming infringement of LecTec’s Re-Examined United States Patent Nos. 5,536,263 and 5,741,510 (“the ‘263 patent” and “the ‘510 patent,” respectively; collectively, the “Patents-In-Suit”) by, in the case of Chattem, selling certain Icy Hot and Capzasin brand patches;
WHEREAS LecTec and Chattem now desire to resolve the Litigation, under the terms and conditions hereof, without acknowledgement of liability by any Party.

AGREEMENTS
NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for such other and further consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1. Payment From Chattem to LecTec. Chattem shall pay LecTec the total sum of $3.6 million dollars ($3,600,000.00) in one payment (the “Settlement Payment”) within five (5) business days of the execution of this Agreement by all Parties, and LecTec providing to Chattem all necessary forms for payment, including, but not limited to, a W-9. The Settlement Payment shall be due and owing irrespective of any further developments in the Litigation except failure by LecTec to perform in accordance with this Agreement, including any possible determination that either of the Patents In-Suit is invalid or unenforceable. Chattem shall make the payment by wire transfer to LecTec and Rader, Fishman & Grauer PLLC, in accordance with wiring instructions provided by Rader, Fishman & Grauer PLLC on behalf of LecTec.
2. Termination of The Litigation. Promptly upon LecTec’s receipt of an original counterpart of this Agreement, and payment of the Settlement Payment pursuant to Section 1 herein, LecTec and Chattem shall cause their representatives to file with the Court an Agreed Order of Dismissal to terminate the Litigation as against Chattem with prejudice, and shall cooperate fully to ensure entry by the Court.
3. Mutual General Release. LecTec, on behalf of itself and its officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, attorneys, affiliates, agents, and assigns, HEREBY FULLY AND FOREVER RELEASES, ACQUITS AND DISCHARGES CHATTEM, ITS OFFICERS, DIRECTORS, EMPLOYEES, INVESTORS, SHAREHOLDERS, ADMINISTRATORS, ATTORNEYS, PREDECESSOR AND SUCCESSOR CORPORATIONS, AFFILIATES, PARENTS, RELATED ENTITIES, AGENTS, AND ASSIGNS, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from the beginning of time to the date of this agreement, including but not limited to all claims related to the matters alleged in the Lawsuit and any other matters connected in any way with patch products sold by Chattem or any of its subsidiaries, parents, affiliates or related entities anywhere in the world. LecTec further releases and forever discharges the direct and indirect customers, distributors, and manufacturers of Chattem, and any subsidiaries, parents, affiliates or related entities of either of them, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from the beginning of time to the date of this Agreement, related to any matters connected in any way with patch products sold by Chattem or any of its subsidiaries, parents, affiliates or related entities anywhere in the world. The foregoing release does not extend to any prospective obligations incurred under this Agreement, if any.

Chattem, on behalf of itself and its officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, attorneys, affiliates, agents, and assigns, hereby fully and forever release, acquit and discharge LecTec, its officers, directors, employees, investors, shareholders, administrators, attorneys, predecessor and successor corporations, affiliates, agents, and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from the beginning of time to the date of this Agreement, including but not limited to all claims related to the matters alleged in the Lawsuit and any other matters connected in any way with patch products sold by Chattem or any of their subsidiaries, affiliates or related entities anywhere in the world. Chattem further releases and forever discharges the direct and indirect customers and distributors of LecTec, and any of its subsidiaries, affiliates, or related entities, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from the beginning of time to the date of this Agreement, related to any matters connected in any way with patch products sold by LecTec or any of its subsidiaries, affiliates, or related entities anywhere in the world. The foregoing release does not extend to any prospective obligations incurred under this Agreement, if any.

4. Covenant Not to Sue. LecTec covenants not to sue Chattem, or any of its subsidiaries, parents, affiliates or other related or controlled entities (“Chattem”) or any of their direct or indirect customers, distributors or manufacturers of patch products, for any infringement of (a) the Patents-In-Suit, (b) any patent that claims priority, directly or indirectly, from the Patents-In-Suit (the “Family Patents”), including without limitation U.S. Patent Nos. 6,096,333; 6,096,334, and 6,361,790, (c) any foreign counterparts of the Patents-In-Suit or any of the Family Patents, or (d) any other patent owned by LecTec resulting from a patent application filed before the Effective Date of this Agreement. Without limiting the foregoing covenant in any way, the Parties agree that the foregoing covenant shall apply to any and all products and processes now or hereafter made, have made, used, sold, offered for sale, imported, or exported by Chattem, including but not limited to ICYHOT, and CAPZASIN. The foregoing covenant shall not apply to sales by customers or manufacturers of Chattem of patch products that were not sold to or purchased from Chattem. The foregoing covenant shall not apply to past sales made by any entity that may be acquired by Chattem or which may become an affiliate of Chattem in the future if such entity was in the business of making or selling patch products prior to being acquired by Chattem or becoming an affiliate of Chattem, including without limitation any of the other four defendants in the Litigation. Provided, however, that this covenant will apply to future manufacture, import, export, use or sale of patch products by any entity which may be acquired by Chattem or which may become an affiliate of Chattem. This covenant not to sue excludes (i) “Vapor Patches,” over-the-counter patches which emit vapors, that when inhaled provide relief from cough and cold symptoms; (ii) non-occlusive, medicated hydrogel patch products for the application to the body of a human or animal to alleviate pain which include a prescription pain medicine and which are sold under a prescription from a doctor; and (iii) hand sanitizing patch technology including, but not limited to, the technology that is described in U.S. Patent applications 61/038,958; 61/034862; 61/409,786; 61/308,820; and any foreign counterparts that relate to these applications.

5. License Grant. Limited by the exceptions described in this paragraph 5, LecTec hereby grants to Chattem and any of its subsidiaries, parents, affiliates, related entities, direct or indirect customers, distributors or manufacturers of patch products, a fully paid-up, world-wide, non-exclusive and irrevocable license under the (a) the Patents-in-Suit; (b) the Family Patents; or (c) any foreign counterparts of the Family Patents to make, have made, use, sell, offer for sale, import, export, or otherwise dispose of any apparatus, method, product, component, service, product by process or device associated with any patch products sold by Chattem or any of its subsidiaries, affiliates, related entities, direct or indirect customers, distributors or manufacturers of patch products for the past, present and future until the expiration of the last patent described above. This license grant excludes (i) “Vapor Patches,” over-the-counter patches which emit vapors, that when inhaled provide relief from cough and cold symptoms; and (ii) non-occlusive, medicated hydrogel patch products for the application to the body of a human or animal to alleviate pain which include a prescription pain medicine and which are sold under a prescription from a doctor.
6. Agreement Regarding Transfer of Patents and Contingent License. LecTec agrees that it will not assign or otherwise transfer the patents referred to in the Covenant Not to Sue and License Grant set forth in Paragraphs 4 and 5 unless and until the transferee agrees in writing to be bound by said Covenant Not to Sue and License Grant, and such writing is provided to Chattem. In the event that any of the patents referred to in this Agreement are assigned or otherwise transferred from LecTec (the “Transferred Patents”) without such a writing, Chattem shall have, and LecTec does hereby grant, an immediate fully paid-up, non-exclusive, irrevocable, worldwide license under the Transferred Patents to make, have made, use, sell, offer for sale and import products covered by the Transferred Patents. In the event that LecTec files for bankruptcy, Chattem shall have, and LecTec does hereby grant, an immediate fully paid-up, non-exclusive, irrevocable, worldwide license under all of the patents referenced in this Agreement to make, have made, use, sell, offer for sale and import products covered by any such patents.

7. Agreement Not To Challenge Patents. Chattem covenants not to challenge or assist in challenging the validity or enforceability of the patents identified in this Agreement, so long as none of these patents identified in this Agreement are asserted against Chattem or any of its subsidiaries, parents, affiliates, related entities, or direct or indirect customers, distributors or manufacturers.
8. Costs. Each Party shall bear its own costs, expert fees, attorneys’ fees and other fees incurred in connection with the Litigation and this Agreement.
9. Representations and Warranties. Each Party represents and warrants that (a) it has the full right and power to enter into this Agreement and to grant the covenants and releases referred to herein, (b) there are no outstanding agreements, assignments, options, liens or encumbrances inconsistent with the provisions of this Agreement; and (c) the undersigned has the authority to act on its behalf and on behalf of all who may claim through it to the terms and conditions of this Agreement.

10. Severability. In the event that any provision hereof, except for the Mutual General Release and Covenant Not to Sue provisions, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
11. Entire Understanding. This Agreement represents the entire agreement and understanding between the Parties and supersedes and replaces any and all prior agreements and understandings relating to these matters.
12. Amendments. This Agreement may only be amended by a written agreement signed by both Parties.

13. Confidentiality. This Agreement shall be confidential between the Parties. However, if a party finds that the Agreement is material and needs to be disclosed to the Securities and Exchange Commission (“SEC”), the disclosure in Form 8-K should be no broader than necessary to achieve compliance. In making a 10-K or 10-Q filing with the SEC in which the Agreement will be filled as an exhibit, the disclosing Party must file in accordance with the SEC guidelines, and submit to the SEC at the time of filing the 10-K or 10-Q, a request for confidential treatment of the Agreement, which may or may not be granted by the SEC. In connection with the request for confidential treatment of the Agreement, the Party will submit a redacted version of the Agreement that contains is no broader a disclosure than necessary to achieve compliance. If the SEC does not grant the disclosing Party’s request for confidential treatment, the disclosing Party will promptly inform the non-disclosing Party of that decision and the Parties will cooperate to petition to the SEC for reconsideration. The Parties further agree that, except as provided for in this Section, each will not make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions contemplated herein without the prior written consent of the other Party (which shall not be unreasonably withheld) as to the content and time of release and the media in which such statement or announcement is to be made. Provided, however, that (a) without such consent, a Party may issue a press release that only includes information with respect to this Agreement that has already been made public in a Form 8-K, and (b) in the case of announcements, statements, acknowledgments or revelations which either Party is required to make, issue or release by law or by regulatory requirements or by the regulations of national stock exchanges, or by bona fide contractual requirements, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required shall not constitute a breach of this Agreement if (i) the disclosure is no broader than necessary to achieve compliance; and (ii) the disclosing Party shall have given sufficient prior written notice (but not less than thirty (30) days) to the other Party, to enable the other party to review and comment on the scope and content of the disclosure, and to intervene to protect the confidentiality of the disclosure in such other party’s discretion. Neither Party shall use the name of the other Party or its affiliates, subsidiaries, parents or related entities for advertising or promotional purposes of any kind.
14. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law provisions thereof. In the event of any dispute arising under this Agreement, LecTec and Chattem agree to submit themselves to the exclusive jurisdiction of the state or federal courts located in the Eastern District of Texas, and waive any objection on the grounds of lack of personal jurisdiction or venue (forum non conveniens or otherwise) to the exercise of such jurisdiction over either of them by these courts. Each party waives the right to a trial by jury.

15. Binding Effect. This Agreement shall be binding upon any party to whom any of the patents referred to in this Agreement may be assigned, licensed, or otherwise transferred.
16. No Assignment or Sublicense by Chattem. Chattem may not assign or transfer this Agreement, including the rights and obligations thereunder, to any third-party, except in connection with a sale to a third-party of substantially all of Chattem’s assets or the sale of Chattem’s patch products business (“Acquisition”), in which case this Agreement may be assigned to the third-party purchaser, but the provisions of Paragraphs 4 (Covenant Not to Sue), 5 (License Grant) and 6 (Contingent License) shall only apply to the sale of patch products that were offered for sale by Chattem prior to the date of the Acquisition, and to any new products developed or sold after the date of the Acquisition. Provided, however, that the provisions of paragraphs 4, 5, and 6 shall not apply to past sales of any patch products that were offered for sale by the acquiring entity prior to the date of the Acquisition. Chattem may not sublicense any license rights that they may obtain under Paragraphs 5 and 6 of this Agreement to any third-party, except as provided herein or in connection with an arrangement for the manufacture of patch products to be sold by or to Chattem or its direct or indirect customers, distributors or manufacturers under a Chattem brand or to be “private-labeled” by a customer of Chattem.
17. Counterparts. This Agreement shall be executed in two (2) counterparts, whereby LecTec and Chattem shall each execute a duplicate original thereof, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, LecTec and Chattem have caused this Agreement to be executed by their duly authorized representatives, whose signatures appear below.

Chattem, Inc.

By:	/s/ Robert Long	Dated: March 23, 2011
Robert Long,
Vice President and Chief Financial Officer

LecTec Corporation

By:	/s/ Greg Freitag	Date: March 22, 2011
Greg Freitag
Chief Executive Officer

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